Exhibit 23.4

Exploration Technical Services Ltd.

106 Valley Glen Heights N.W.

Calgary, Alberta, Canada T3B 5S8

Phone:(403)862-0881

Fax: (403)286-3281

CONSENT OF CONSULTANT

          Exploration Technical Services Ltd., hereby consents to being identified in the manner stated on the attached page in any registration statement or other document filed with the Securities and Exchange Commission by Seitel, Inc. and agrees that the statements regarding the services provided are true and accurate. Exploration Technical Services Ltd., further hereby consents to Seitel, Inc. providing this consent to the Securities and Exchange Commission.

Exploration Technical Services Ltd.
By:	/s/ Linda Dickson

Name:	Linda Dickson
Title:	President

Date:	March 5, 2003